UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2019

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CUSTOMERS BANCORP, INC.

(Exact name of registrant as specified in its charter)

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Pennsylvania	001-35542	27-2290659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1015 Penn Avenue Suite 103 Wyomissing, PA 19610
(Address of principal executive offices, including zip code)

(610) 933-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting Common Stock, par value $1.00 per share	CUBI	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share	CUBI/PC	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, par value $1.00 per share	CUBI/PD	New York Stock Exchange

Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, par value $1.00 per share	CUBI/PE	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, par value $1.00 per share	CUBI/PF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2019, Customers Bancorp, Inc. (the “Company”) and Carla Leibold, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, entered into an Employment Agreement (the “Leibold Employment Agreement”). The term of the Leibold Employment Agreement is two years, which is extended annually unless Ms. Leibold or the Company provide notice to the contrary. Pursuant to the Leibold Employment Agreement, Ms. Leibold will receive a minimum base salary, plus incentive compensation in cash or equity or both and in such amounts as determined by the Company’s Board of Directors in accordance with incentive programs developed for her.

Ms. Leibold will be entitled to severance compensation under the agreement if she terminates her employment for "Good Reason" (as defined in the Leibold Employment Agreement), if her employment is terminated by the Company other than for "Cause" (as defined in the Leibold Employment Agreement) during the employment term or on expiration of the employment term. If a "Change in Control" (as defined in the Leibold Employment Agreement) has not occurred within twelve months before termination of employment, then: (1) she will receive the sum of her then current base salary plus the highest of her last three years' annual performance bonuses, for the greater of (a) two years or (b) the period of time remaining in her employment term, generally payable in equal installments on her normal pay dates, subject to normal tax deductions and withholding; (2) any unvested equity awards she has received will vest in full; (3) she will be entitled to an allocable fraction of any annual performance bonus that would have been payable to her for the current year had she remained employed through the date of payment; and (4)  the Company shall continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits (“health benefits”) for the shorter of the period on which her cash severance compensation is measured or the maximum period then permitted to extend her benefit under the applicable plan or policy or applicable law.  If a Change in Control shall have occurred within twelve months before termination of her employment, then: (1) she will receive cash equal to three times the sum of her then current base salary plus the highest of her annual performance bonuses for the immediately preceding three years, payable in a lump sum; (2) any unvested equity awards she has received will vest in full; (3) she will be entitled to an allocable fraction of any annual performance bonus that would have been payable to her for the current year had she remained employed through the date of payment; and (4) the Company shall continue to provide health benefits for the longer of three years or the maximum period the Company is then permitted to extend her benefit under the applicable plan or policy or applicable law.

To the extent that the payments made pursuant to the Leibold Employment Agreement, when aggregated with all other payments made to Ms. Leibold by the Company, will be deemed an "excess parachute payment" in accordance with Section 280G of the Internal Revenue Code of 1986, as amended, and be subject to the excise tax provided under Section 4999 thereof, all sums payable under the Leibold Employment Agreement will be reduced in such manner and to such extent so that no "excess parachute payment" shall be made.

The foregoing summary description of the Leibold Employment Agreement is qualified in its entirety by the terms of the Leibold Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of October 23, 2019, by and between Customers Bancorp, Inc. and Carla Leibold.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUSTOMERS BANCORP, INC. By: /s/ Carla A. Leibold Name: Carla A. Leibold Title: Executive Vice President - Chief Financial Officer and Treasurer

Date: October 25, 2019

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of October 23, 2019, by and between Customers Bancorp, Inc. and Carla Leibold.